Exhibit 99.1

For Information Contact:

Kelley Maggs, Sr. Vice President & General Counsel

Pinnacle Foods Group Inc.

(973) 541-6640

FOR IMMEDIATE RELEASE

PINNACLE FOODS GROUP INC. ACQUIRES

ARMOUR DRY FOOD PRODUCTS BUSINESS

MOUNTAIN LAKES, NJ, March 1, 2006 – Pinnacle Foods Group Inc. today announced that it has acquired certain assets and assumed certain liabilities relating to The Dial Corporation’s Armour® food products business for $183 million in cash, subject to certain potential post-closing purchase price adjustments.

C. Dean Metropoulos, Pinnacle chairman and chief executive officer, said, “Combining the strong Armour dry food products business with our portfolio of products will provide Pinnacle’s brands with further growth opportunities and scale. We expect this transaction to build substantial long-term value for our company.”

Pinnacle is a leading producer, marketer and distributor of high-quality branded food products in the frozen foods and dry foods segments. The frozen foods segment consists primarily of Swanson® and Hungry Man® frozen dinners and entrees; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Aunt Jemima® frozen breakfasts and Lender’s® bagels. The dry foods segment consists primarily of Vlasic® pickles, peppers and relish; Duncan Hines® baking mixes and frostings and Mrs. Butterworth’s® and Log Cabin® syrups and pancake mixes.

Dial’s food products business is a leading player in the dry canned meat category with the majority of its sales under the “Armour” brand name. Armour maintains the leading market position in the Vienna sausage, potted meat, and sliced beef categories. The business also includes meat spreads, chili, luncheon meat, corned and roast beef hash, beef stew, and lunch buckets.

From time to time, Pinnacle may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” expects,” contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management’s current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Pinnacle cautions readers that actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, industry trends, changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, and changes in the cost of compliance with laws and regulations, including environmental laws and regulations. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.